Exhibit 10.5

TIBCO SOFTWARE INC.

VIVEK RANADIVE EMPLOYMENT AGREEMENT

This Agreement is entered into as of November 30, 2004 (the “Effective Date”) by and between Tibco Software Inc. (the “Company”) and Vivek Ranadive (“Executive”).

1. Duties and Scope of Employment.

(a) Positions and Duties. As of the Effective Date, Executive will continue to serve as President, Chief Executive Officer, and Chairman of the Board of Directors (the “Board”). Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as will reasonably be assigned to him by the Board. The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”

(b) Board Membership. At each annual meeting of the Company’s stockholders during the Employment Term, the Company will nominate Executive to serve as a member of the Board. Executive’s service as a member of the Board will be subject to any required stockholder approval.

(c) Obligations. During the Employment Term, Executive will devote Executive’s full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the Board (which approval will not be unreasonably withheld); provided, however, that Executive may, without the approval of the Board, serve in any capacity with any civic, educational, or charitable organization, provided such services do not interfere with Executive’s obligations to Company.

2. At-Will Employment. Executive and the Company agree that Executive’s employment with the Company constitutes “at-will” employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive. However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive’s termination of employment. Upon the termination of Executive’s employment with the Company for any reason, Executive will be entitled to payment of all accrued but unpaid compensation, vacation, expense reimbursements, and other benefits due to Executive through his termination date under any Company-provided or paid plans, policies, and arrangements. Executive agrees to resign from all positions that he holds with the Company, including, without limitation, his position as a member of the Board, immediately following the termination of his employment if the Board so requests.

3. Term of Agreement. This Agreement will have an initial term of three years commencing on the Effective Date. On the second anniversary of the Effective Date, and on each annual anniversary of the Effective Date thereafter, this Agreement automatically will renew for an additional one-year term unless the Company provides Executive with notice of non-renewal at least 120 days prior to the date of automatic renewal.

4. Compensation.

(a) Base Salary. During fiscal year 2004, the Company will pay Executive an annual salary of $500,000 as compensation for his services (the “Base Salary”). The amount of base salary corresponding to the period from December 1, 2003 (the beginning of the Company’s 2004 fiscal year) until the Effective Date of this Agreement shall be paid to Executive within 30 days of the Effective Date. Except with respect to the payment referred to in the prior sentence, the Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholding. Executive’s salary will be subject to review, and adjustments will be made based upon the Company’s standard practices.

(b) Annual Bonus. Executive’s annual target bonus, including Executive’s 2004 fiscal year target bonus, will be 100% of Base Salary (“Target Bonus”). Executive’s annual bonus will be payable upon achievement of performance goals established by the Compensation Committee of the Board (the “Committee”). Executive will have the opportunity to discuss the nature of such achievement or performance goals with the Committee prior to such goals being established. The actual bonus paid may be higher or lower than the Target Bonus for over- or under-achievement of Executive’s performance goals, as determined by the Committee. The Committee also will take into account changes to the size or capabilities of the Company in determining actual bonus amounts. Bonuses, if any, will accrue and become payable in accordance with the Committee’s standard practices for paying executive incentive compensation, provided however that any bonus payable under this Section 4(b) will be payable within two-and-one-half months after the end of the taxable year to which it relates or such longer period as may be permitted by Treasury regulations in order to avoid application of IRC section 409A to such bonuses.

(c) Equity Compensation. In each of fiscal years 2005, 2006, and 2007, subject to satisfactory performance reviews, Executive will be granted one or more stock awards which in aggregate each year may relate to up to 1,000,000 shares of Company common stock as follows: (1) during January of each year, Executive shall be granted stock options to purchase up to 750,000 shares of the Company common stock (any such option granted under this Section 4(c) is referred to as an “Option”), and (2) in June of each year, Executive will be granted either additional Options to purchase up to 250,000 shares of Company common stock or up to 250,000 shares of restricted Company common stock (any such award of shares of stock under this Section 4(c) is referred to as “Restricted Stock”). In addition to the foregoing, the Committee may also grant Executive a further award of up to 250,000 shares of Restricted Stock (or Options to purchase up to such number of shares of common stock as the Committee determines) as a bonus or additional compensation in consideration of Executive achieving heightened performance or other targets established by the Committee from time to time. In each case, any award of Options or Restricted Stock shall be in the sole discretion of the Committee. The Options will be subject to the Company’s standard terms and conditions for executive stock option grants. The Restricted Stock will vest on a sliding scale based on Company performance, with the actual performance goals set by the Committee, and Executive will have the opportunity to discuss the nature of such performance goals with the Committee prior to such performance goals being established. Notwithstanding anything in this Section 4(c) to the contrary, the Company’s ability to grant restricted stock awards, including the Restricted Stock, under Company stock plans is subject to stockholder approval.

5. Employee Benefits. During the Employment Term, Executive will be eligible to participate in accordance with the terms of all Company employee benefit plans, policies, and arrangements that are applicable to other senior executives of the Company, as such plans, policies, and arrangements may exist from time to time.

6. Expenses. The Company will reimburse Executive for reasonable travel, entertainment, and other expenses incurred by Executive in the furtherance of the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

7. Severance.

(a) Termination Without Cause or Resignation for Good Reason other than in connection with a Change of Control. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, and the termination is not in Connection with a Change of Control, then, subject to Section 8, Executive will receive: (i) continued payment of Base Salary for a period of 12 months (the “Continuance Period”) if Executive is entitled to receive payments under this Section 7(a)), (ii) a lump-sum payment, paid at the time fiscal year bonuses are paid to other executives, equal to 1.0 times Executive’s actual bonus for the fiscal year immediately preceding the fiscal year in which the termination occurs, (iii) Company-paid coverage for Executive and Executive’s eligible dependents under the Company’s Benefit Plans (as defined in Section 9 below) for the Continuance Period, or, if earlier, until Executive is eligible for similar benefits from another employer (provided Executive validly elects to continue coverage under applicable law), and (iv) 12 months’ accelerated vesting of equity awards that (x) were granted prior to the Effective Date and are “underwater” as of the same date, or (y) are granted on or after the Effective Date. In addition, Executive will have 12 months to exercise equity awards that have the accelerated vesting described in the preceding sentence.

(b) Termination Without Cause or Resignation for Good Reason in connection with a Change of Control. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, and the termination is in Connection with a Change of Control, then, subject to Section 8, Executive will receive: (i) continued payment of Base Salary for a period of 24 months (the “Continuance Period” if Executive is entitled to receive payments under this Section 7(b)), (ii) a lump-sum payment, paid at the time fiscal year bonuses are paid to other executives, equal to twice the average of Executive’s actual bonuses for the two fiscal years immediately preceding the fiscal year in which the Change of Control occurs, (iii) Company-paid coverage for Executive and Executive’s eligible dependents under the Company’s Benefit Plans for the Continuance Period, or, if earlier, until Executive is eligible for similar benefits from another employer (provided Executive validly elects to continue coverage under applicable law), (iv) 24 months’ accelerated vesting of equity awards that (x) were granted prior to the Effective Date and are “underwater” as of the same date, or (y) are granted on or after the Effective Date, and (v) a Section 280G gross-up, as described in Section 7(b)(i) below. In addition, Executive will have 18 months to exercise equity awards that have the accelerated vesting described in the preceding sentence.

(i) Section 280G Gross-up. If any payment or benefit Executive would receive pursuant to Section 7(b), but determined without regard to any additional payment required under this Section 7(b)(i), (collectively, the “Payment”) would (x) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (y) be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties payable with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive from the Company an additional payment (the “Gross-Up Payment,” and any iterative payments pursuant to this paragraph also shall be “Gross-Up Payments”) in an amount that shall fund the payment by Executive of any Excise Tax on the Payment, as well as all income and employment taxes on the Gross-Up Payment, any Excise Tax imposed on the Gross-Up Payment and any interest or penalties imposed with respect to income and employment taxes imposed on the Gross-Up Payment. For this purpose, all income taxes will be assumed to apply to Executive at the highest marginal rate. Notwithstanding the foregoing, the total amount paid as Gross-Up Payments will not exceed twice the sum of Executive’s then current Base Salary and Target Bonus. Any Gross-Up Payment shall be paid to Executive, or for his benefit, within 15 days following receipt by the Company of the report of the accounting firm described below.

The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is also serving as accountant or auditor for the individual, entity or group which will control the Company upon the occurrence of a Change of Control, the Company shall appoint a nationally recognized accounting firm other than the accounting firm engaged by the Company for general audit purposes to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within thirty calendar days after the date on which such accounting firm has been engaged to make such determinations or such other time as requested by the Company or Executive. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding, and conclusive upon the Company and Executive.

(c) Voluntary Termination without Good Reason; Termination for Cause. If Executive’s employment with the Company terminates voluntarily by Executive without Good Reason or is terminated for Cause by the Company, then (i) all further vesting of Executive’s outstanding equity awards will terminate immediately, (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (iii) Executive will not be entitled to any severance but Executive will be paid all accrued but unpaid vacation, expense reimbursements and other benefits due to Executive through his termination date under any Company-provided or paid plans, policies, and arrangements.

(d) Termination due to Death or Disability. If Executive’s employment terminates by reason of death or Disability, then (i) Executive will be entitled to receive benefits only in accordance with the Company’s then applicable plans, policies and arrangements; and (ii) Executive’s outstanding equity awards will terminate in accordance with the terms and conditions of the applicable award agreement(s).

(e) Sole Right to Severance. This Agreement is intended to represent Executive’s sole entitlement to severance payments and benefits in connection with the termination of his employment. To the extent Executive is entitled to receive severance or similar payments and/or benefits under any other Company plan, program, agreement, policy, practice, or the like, severance payments and benefits due to Executive under this Agreement will be so reduced.

(f) Reformation of Agreement. It is the parties’ intent that no payment made or to be made hereunder shall be subject to the provisions of Code Section 409A(a)(1)(B). Accordingly, notwithstanding any payment date or schedule specified above, the parties agree to work expeditiously to amend this Agreement to conform to their intent as set forth in this Section 7(f).

8. Conditions to Receipt of Severance; No Duty to Mitigate.

(a) Separation Agreement and Release of Claims. The receipt of any severance pursuant to Section 7 will be subject to Executive signing and not revoking a separation agreement and release of claims in a form reasonably acceptable to the Company. Such agreement will provide (among other things) that Executive will not disparage the Company, its directors, or its executive officers during the Continuance Period. No severance will be paid or provided until the separation agreement and release agreement becomes effective.

(b) Non-Competition. In the event of a termination of Executive’s employment that otherwise would entitle Executive to the receipt of severance pursuant to Section 7(b), Executive agrees not to engage in Competition (as defined below) during the Continuance Period. If Executive engages in Competition within the Continuance Period, all continuing payments and benefits to which Executive otherwise may be entitled pursuant to Section 7(b) will cease immediately. The sole remedy the Company will have against Executive in the event of a breach of this Section 8(b) shall be that provided in the preceding sentence.

(c) Nonsolicitation. In the event of a termination of Executive’s employment that otherwise would entitle Executive to the receipt of severance pursuant to Section 7, Executive agrees that, during the Continuance Period, Executive, directly or indirectly, whether as employee, owner, sole proprietor, partner, director, member, consultant, agent, founder, co-venturer or otherwise, (i) will not solicit, induce, or influence any person to modify his or her employment or consulting relationship with the Company (the “No-Inducement”), and (ii) not intentionally divert business away from the Company by soliciting business from any of the Company’s substantial customers and users who would otherwise have placed the solicited order with the Company (the “No Solicit”). If Executive breaches the No-Inducement or No Solicit, all continuing payments and benefits to which Executive otherwise may be entitled pursuant to Section 7 will cease immediately. The sole remedy the Company will have against Executive in the event of a breach of this Section 8(c) shall be that provided in the preceding sentence.

(d) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

9. Definitions.

(a) Benefit Plans. For purposes of this Agreement, “Benefit Plans” means plans, policies, or arrangements that the Company sponsors (or participates in) and that immediately prior to Executive’s termination of employment provide Executive and Executive’s eligible dependents with medical, dental, or vision benefits. Benefit Plans do not include any other type of benefit (including, but not by way of limitation, financial counseling, disability, life insurance, or retirement benefits). A requirement that the Company provide Executive and Executive’s eligible dependents with coverage under the Benefit Plans will not be satisfied unless the coverage is no less favorable than that provided to Executive and Executive’s eligible dependents immediately prior to Executive’s termination of employment. Subject to the immediately preceding sentence, the Company may, at its option, satisfy any requirement that the Company provide coverage under any Benefit Plan by instead providing coverage under a separate plan or plans providing coverage that is no less favorable or by paying Executive a lump-sum payment which is, on an after-tax basis, sufficient to provide Executive and Executive’s eligible dependents with equivalent coverage under a third party plan that is reasonably available to Executive and Executive’s eligible dependents.

(b) Cause. For purposes of this Agreement, “Cause” means (i) Executive’s act of dishonesty or fraud in connection with the performance of his responsibilities to the Company with the intention that such act result in Executive’s substantial personal enrichment, (ii) Executive’s conviction of, or plea of nolo contendere to, a felony, (iii) Executive’s willful failure to perform his duties or responsibilities, or (iv) Executive’s violation or breach of any fiduciary or contractual duty to the Company which results in material damage to the Company or its business; provided that if any of the foregoing events is capable of being cured, the Company will provide notice to Executive describing the nature of such event and Executive will thereafter have 30 days to cure such event and if such event is cured with that 30-day period, then grounds will no longer exist for terminating his employment for Cause.

(c) Change of Control. For purposes of this Agreement, “Change of Control” means (i) a sale of all or substantially all of the Company’s assets, (ii) any merger, consolidation, or other business combination transaction of the Company with or into another corporation, entity, or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or the surviving entity) outstanding immediately after such transaction, (iii) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of the Company, (iv) a contested election of Directors, as a result of which or in connection with which the persons who were Directors before such election or their nominees cease to constitute a majority of the Board, or (v) a dissolution or liquidation of the Company.

(d) Competition. For purposes of this Agreement, Executive will be deemed to have engaged in “Competition” if he, without the consent of the Board, following a Change of Control and following a termination of his employment described in Section 7(b), directly or indirectly provides services relating to the enterprise application integration space (whether as an employee, consultant, agent, corporate officer, director, or otherwise) to, or participates in the financing, operation, management, or control of, Microsoft Corporation, International Business Machine Corporation, Oracle or SAP A.G. (each, together with their successors and assigns, a “Restricted Company”), or any division, unit or affiliate of a Restricted Company involved in the enterprise application integration space (such a division, unit or affiliate, a “Restricted Division”). Notwithstanding the foregoing, nothing contained in this Section 9(d) or in Section 8(b) above shall prohibit Executive from being employed or engaged in a corporate function or senior management position (and holding commensurate equity interests) with a Restricted Company that is engaged in multiple lines of business, one of which includes a Restricted Division, so long as Executive does not provide to the Restricted Division services of a sort that differ significantly from the services he provides to the other divisions, units or affiliates for which he has responsibility within the overall organization.

(e) Disability. For purposes of this Agreement, Disability shall have the same defined meaning as in the Company’s long-term disability plan.

(f) Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following without Executive’s express written consent: (i) a material reduction in Executive’s position or duties other than removal from the position of Chairman if the Board decides to separate the roles of CEO and Chairman, (ii) a reduction of more than 10% in Executive’s Base Salary or Target Bonus other than a one-time reduction that also is applied to substantially all of the Company’s other senior executives, (iii) a material reduction in the aggregate level of benefits made available to Executive other than a reduction that also is applied to substantially all of the Company’s other senior executives, or (iv) relocation of Executive’s primary place of business for the performance of his duties to the Company to a location that is more than 30 miles from its prior location.

(g) In Connection with a Change of Control. For purposes of this Agreement, a termination of Executive’s employment with the Company is “in Connection with a Change of Control” if Executive’s employment is terminated during the period beginning three months prior to a Change of Control and ending twelve months following a Change of Control.

10. Insurance. The Company will provide Executive with Director and Officer error and omissions insurance and ERISA fiduciary insurance in accordance with the Company’s insurance practices for executive officers.

11. Confidential Information. Executive acknowledges that the Nondisclosure/Assignment Agreement between Executive and the Company (the “Confidential Information Agreement”) will continue in effect. During the Employment Term, Executive agrees to execute any updated versions of the Company’s form of Nondisclosure/Assignment Agreement (any such updated version also referred to as the “Confidential Information Agreement”) as may be required of substantially all of the Company’s executive officers.

12. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.

13. Notices. All notices, requests, demands, and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one day after being sent by a well established commercial overnight service, or (c) four days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Attn: Chairman of the Compensation Committee

Tibco Software Inc.

3303 Hillview Avenue

Palo Alto, CA 94304

If to Executive:

at the last residential address known by the Company.

14. Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.

15. Arbitration.

(a) General. In consideration of Executive’s service to the Company, its promise to arbitrate all employment related disputes, and Executive’s receipt of the compensation, pay raises, and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder, or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s service to the Company under this Agreement or otherwise or the termination of Executive’s service with the Company, including any breach of this Agreement, will be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the “Rules”) and pursuant to California law. Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the

Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination, or wrongful termination, and any statutory claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(b) Procedure. Executive agrees that any arbitration will be administered by the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration proceedings will be held in Santa Clara County, California and will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes or California Code of Civil Procedure. Executive agrees that the arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Executive agrees that the arbitrator will issue a written decision on the merits. Executive understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Executive will pay the first $200.00 of any filing fees associated with any arbitration Executive initiates. Executive agrees that the arbitrator will administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules will take precedence.

(c) Remedy. Except as provided by the Rules, arbitration will be the sole, exclusive, and final remedy for any dispute between Executive and the Company. Accordingly, except as provided for by the Rules, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

(d) Availability of Injunctive Relief. In addition to the right under the Rules to petition the court for provisional relief, Executive agrees that any party also may petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or the Confidentiality Agreement or any other agreement regarding trade secrets, confidential information, nonsolicitation or Labor Code §2870.

(e) Administrative Relief. Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state, or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, or the workers’ compensation board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.

(f) Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences, and binding effect of this Agreement, including that Executive is waiving Executive’s right to a jury trial. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.

16. Legal and Tax Expenses. The Company will reimburse Executive up to $25,000 for reasonable legal and tax advice expenses incurred by him in connection with the negotiation and execution of this Agreement.

17. Integration. This Agreement, together with the Confidential Information Agreement and Executive’s Company stock option agreements, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing that specifically references this Section and is signed by duly authorized representatives of the parties hereto.

18. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

19. Survival. The Confidential Information Agreement, the Company’s and Executive’s responsibilities under Sections 7, 8 and 15 will survive the termination of this Agreement.

20. Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

21. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

22. Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

23. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

24. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.

COMPANY:

TIBCO SOFTWARE INC.

	/s/ William R. Hughes	Date: 11/30/04
By:	William R. Hughes
Title:	EVP, General Counsel & Secretary

EXECUTIVE:

	/s/ Vivek Ranadive	Date: Nov 30, 2004
Vivek Ranadive